AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into this 30th day of September, 2011, by and between BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (the "Company"), and Michael R. Cox ("Employee").

Preliminary Statements:

A.           Employee is employed as the Chief Financial Officer of the Company pursuant to an Employment Agreement entered into on November 6, 2007 and amended on April 15, 2010 ( as so amended, the "Agreement").

B.           The Company and Employee have mutually agreed to amend certain terms and conditions of the Agreement.  These amended terms and conditions are set forth below and supersede all terms and conditions in the Agreement to the contrary.

Agreement:

In consideration of the promises and mutual covenants and agreements contained herein, the parties hereby agree to amend the Agreement as follows:

1.           Certain Defined Terms.  Capitalized terms which are used herein without definition and that are defined in the Agreement shall have the same meanings herein as in the Agreement.

2.           Amendments to Agreement.  The Agreement is amended as follows:

2.1           Section 1.1 of the Agreement is amended to read in its entirety as follows:

“Section 1.1. Term.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement until December 31, 2011 (the “Initial Term”).  The Initial Term may be extended at the option of the Company for up to three months by giving Employee written notice prior to the end of the Initial Term of its election to extend the Initial Term, which notice shall specify the last day of the extended term.  This Agreement shall expire at the end of the Initial Term or at the end of any extended term, if applicable. The Employee shall take absences at such time as shall be approved by the Chief Executive Officer.

2.2           A new Section 4.4 is added to read in its entirety as follow:

 “Section 4.4. Expiration of Agreement.  Upon the expiration of this Agreement (whether at the end of the Initial Term or at the end of any extended term) (the date of such expiration, the "Expiration Date"), the Employee's employment with the Company shall terminate and the Company shall pay the Employee (a) twelve months Annual Salary at the Employee’s then current salary in equal monthly installments over the twelve-month period following the Expiration Date, provided that (i) such payments shall cease if the Employee becomes employed by a company that is in the Business during such twelve-month period, and (ii) as a condition to receiving such payments, the Employee shall (x) have continued to perform his duties in a manner consistent with his past performance, and (y) shall enter into a severance agreement and release with the Company on terms that are acceptable to the Company; and (b) all vacation accrued as of the Expiration Date calculated in accordance with Section 1.2.4, provided that, for the avoidance of doubt, any extended term shall not be treated as a subsequent term entitling the Employee to ten days of additional accrued vacation; rather, Employee shall continue to accrue one additional vacation day for each month worked in any such extended term.

3.           No Other Amendments.  Except to the extent specifically superseded above, all other terms and conditions of the Agreement shall remain in effect and shall be unaffected by this Amendment.

4.           Miscellaneous.  This Amendment shall be governed by the laws of the State of Indiana, without regard to conflicts of law principles.  This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Amendment as of the day and year first written above.

"COMPANY"	"EMPLOYEE"

Bioanalytical Systems, Inc.

By:
Anthony Chilton	Michael R. Cox
President and CEO